Exhibit 19.1
Amended and Restated January 28, 2025

FORTIVE CORPORATION

INSIDER TRADING POLICY

1.    BACKGROUND AND PURPOSE

The U.S. federal securities laws prohibit all directors and employees of Fortive Corporation and its subsidiaries (collectively, “Fortive” or the “Company”) from purchasing or selling Company securities on the basis of material non-public information concerning the Company, or from tipping material non-public information to others. These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission (“SEC”) has the authority to impose large fines on the Company and on the Company’s directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

The purpose of this Policy is to help ensure that Fortive’s directors and employees comply with all applicable laws regarding securities trading. This Policy applies to (i) all directors and employees of Fortive, (ii) all family members of any Fortive director or employee who shares the same address as, or is financially dependent on, such director or employee and any other person (other than a tenant or employee) sharing such director’s or employee’s household (collectively, “Immediate Family Members”), and (iii) all entities (other than the Company) as to which any of the persons referenced in clauses (i) and (ii) above exercises voting or investment control over Fortive securities (collectively, “Controlled Entities”). The persons and entities described in clauses (i) to (iii) above are referred to as the “Fortive Personnel.” It is also Company policy to comply with applicable securities laws concerning trading in Fortive securities on Fortive’s behalf. This Policy applies to all Fortive securities (e.g., common stock, bonds, stock options and other derivative securities), not just Fortive common stock, but does not apply to transactions in broad-based mutual funds.

2.    DEFINITION OF TERMS

The following defined terms are used in this Policy:

2.1    Material Non-Public Information. Information concerning Fortive is considered material if there is a substantial likelihood that a reasonable shareholder would consider the

Fortive Corporation Insider Trading Policy
information important in making a decision to buy or sell Fortive securities.1 Information relating to Fortive is considered non-public until one full trading day after it has been widely disseminated by Fortive to the public through a broadly disseminated press release and/or a report filed or furnished with the SEC. Material non-public information refers to material information that is non-public, including because it has not been adequately disclosed to the public.

2.2    Purchase or Sale. For purposes of this policy, a purchase or sale of Fortive securities shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open-market purchase or sale, this occurs when the trade is executed, not when it settles). For purposes of this policy, purchases and sales of Fortive securities may include, without limitation (i) transactions in Fortive securities held in joint accounts or accounts of Controlled Entities, (ii) transactions in Fortive securities as to which the Fortive Personnel acts as trustee, executor or custodian, and (iii) transactions in Fortive securities for the benefit of any Fortive Personnel.

3.    REQUIREMENTS APPLICABLE TO ALL FORTIVE PERSONNEL

3.1    Prohibited Activities. Except as provided in Section 3.2, no Fortive Personnel may:

•purchase or sell any securities of the Company while he or she is aware of any material non-public information or recommend to another person that they do so;
•communicate, “tip” or disclose material non-public information to (i) persons within Fortive whose jobs do not require them to have such information, or (ii) persons outside Fortive unless such disclosure is made in accordance with Fortive policies concerning the use and disclosure of confidential information and in accordance with the job responsibilities of the Fortive Personnel who is disclosing such information;
•purchase or sell any securities of another company while he or she is aware of any material non-public information concerning such other company which he or she learned in the course of his or her service as a Fortive director or employee (“Other Company MNPI”), or recommend to another person that they do so; or
•communicate, “tip” or disclose Other Company MNPI to (i) persons within Fortive whose jobs do not require them to have such information, or (ii) persons outside Fortive unless such disclosure is made in accordance with Fortive policies concerning the use and
1 Examples of material information with respect to a given company may include, but are not limited to: (1) financial performance, particularly quarterly and year-end revenue and earnings, (2) company projections that differ significantly from external expectations, (3) business plans or strategies, (4) a significant change in management, (5) significant regulatory actions or developments, significant actual or potential litigation, or the resolution of the same, (6) a major contract award or cancellation of an existing, major contract, (7) introduction of a material new product, technology or service or material developments with respect to existing products, technologies and services, (8) the gain or loss of material customers or suppliers, (9) a cybersecurity incident or risk that may adversely impact the company’s business, reputation or share value; (10) changes in critical accounting policies or practices, (11) extraordinary borrowings or liquidity problems, (12) a potential material merger, acquisition, divestiture, joint venture, or other transaction for which the company has entered into an agreement in principle or a letter of intent, (13) a planned offering or sale of the company’s securities, (14) a material change in dividend policy, (15) the declaration of a stock split, or (16) a significant change in the company’s credit rating.

Fortive Corporation Insider Trading Policy
disclosure of confidential information and in accordance with the job responsibilities of the Fortive Personnel who is disclosing such information.

3.2.    Exceptions. The prohibitions set forth in Section 3.1 do not apply to:

•exercises or vestings of stock options or other equity awards under any Fortive equity compensation plan or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable plan and award agreement (provided, however, that the securities so acquired may not be sold while the person is aware of material non-public information or (in the case of Blackout Personnel) during a blackout period and provided, further, that that the prohibitions set forth in Section 3.1 do apply to the sale into the market of any of the underlying shares to pay the exercise price for the shares or to satisfy any tax withholding obligations);
•acquisitions into the Fortive securities fund under the Company’s 401(k) plan which are made pursuant to standing instructions not entered into or modified while the Fortive Personnel is aware of material non-public information or (with respect to Blackout Personnel) subject to a blackout period;
•transactions made pursuant to a written plan or contract that complies with the terms of Rule 10b5-1(c) under the Securities Exchange Act (“Rule 10b5-1”) and Section 6 of this policy;
•bona fide gifts as long as the recipient of the gift is an Immediate Family Member or a non-profit organization;
•purchases of securities from Fortive or sales of securities to Fortive; and
•other transactions to the extent authorized in advance by Fortive’s General Counsel or Associate General Counsel, Securities and Corporate Governance (the “Administrative Officer”).

3.3    Prohibited Transactions. All Fortive Personnel are prohibited from engaging at any time in:

•short sales of Fortive common stock (i.e., selling more Fortive shares than one owns, a technique used to speculate on a decline in stock price);

•transactions in any derivative of a Fortive security, including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under a Fortive equity compensation plan);

•engaging, directly or indirectly, in other hedging transactions, or otherwise engaging in other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Fortive securities, including, but not limited to, collars, equity swaps, exchange funds and prepaid variable forward sale contracts; or

•holding Fortive securities in margin account or otherwise pledging Fortive securities as collateral under any obligation, including for a loan.

4.    ADDITIONAL REQUIREMENTS APPLICABLE TO CERTAIN DIRECTORS, OFFICERS AND EMPLOYEES

Fortive Corporation Insider Trading Policy
4.1    Persons Subject to Preclearance. The pre-clearance requirements set forth in Section 4.2 apply at all times to (i) all directors, executive officers and any other officers appointed by the board of directors of Fortive, (ii) all employees located at Fortive’s corporate headquarters, and (iii) any other associates notified from time to time by the Administrative Officer, and in each of case (i) – (iii), all Immediate Family Members and all Controlled Entities of such persons (collectively, “Preclearance Personnel”).

4.2    Preclearance Requirements. No Preclearance Personnel may purchase or sell securities of the Company (other than in a transaction permitted under Section 3.2, although directors and executive officers must notify the Administrative Officer before entering into a transaction permitted under Section 3.2), unless such person preclears the transaction with the Administrative Officer. The Administrative Officer may not buy or sell Fortive securities unless the transaction has been approved by Fortive’s Chief Financial Officer or General Counsel. A request for preclearance must be made in accordance with the procedures set forth on Appendix A. The Administrative Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five business days following receipt of the preclearance (unless a specific exception has been granted by the Administrative Officer). A precleared trade (or any portion of a precleared trade) that has not been effected during such period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the person who received the preclearance becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. The fact that a particular intended trade has been denied preclearance should be treated as material non-public information.

4.3.    Persons Subject to Regular Blackout Periods. The provisions of Section 4.4 apply to (1) all Preclearance Personnel, and (2) all presidents, chief financial officers and general counsels (including their respective Immediate Family Members and Controlled Entities) of each business unit that reports directly to the Fortive corporate office and accounted for five percent (5%) or more of Fortive’s total revenues during the most recently completed Fortive fiscal year, as well as any other Fortive Personnel notified from time to time by the Administrative Officer (collectively, the “Blackout Personnel”).

4.4    Regular Blackout Periods. Except as provided in Section 3.2 or as approved in advance by Fortive’s Chief Financial Officer or General Counsel, no Blackout Personnel may purchase or sell any securities of the Company during the period beginning on the first day of the last calendar month of any Fortive fiscal quarter and ending upon the completion of the first full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).

4.5    Special Blackout Periods. The Company may from time to time notify the Blackout Personnel and/or other specified employees that an additional blackout period (a “special blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 3.2 or as approved in advance by Fortive’s Chief Financial Officer or General Counsel, no such individual may purchase or sell any securities of the Company during such special blackout period or inform anyone else that a special blackout period is in effect. (In this policy, regular blackout periods and special blackout periods are each referred to as a “blackout period.”)

Fortive Corporation Insider Trading Policy
4.4    Regulation BTR Blackout Period. If Fortive is required to impose a “pension fund blackout period” under Regulation BTR under the Sarbanes-Oxley Act, no Fortive director or executive officer shall, directly or indirectly sell, purchase or otherwise transfer during such blackout period any Fortive equity securities acquired in connection with his or her service as a director or officer of Fortive, except as permitted by Regulation BTR.

5.    RULE 144 AND SECTION 16 REQUIREMENTS APPLICABLE TO INSIDERS

The U.S. securities laws impose additional requirements on certain transactions by corporate “insiders.”

5.1    General Overview of Section 16. Section 16 of the Securities Exchange Act (“Section 16”), applies to every person who is the beneficial owner of more than 10% of the outstanding common stock of Fortive and to each director and officer of Fortive (collectively, “Section 16 Insiders”). The following is a brief summary of Section 16:
•Section 16(a) requires insiders to electronically file public reports of their transactions involving Fortive equity securities. You should assume that any instrument that derives its value from an equity security of Fortive could be considered an equity security under Section 16.
•Section 16(b) provides that any profit realized by a Section 16 Insider from “short-swing” transactions (e.g., any purchase and sale, or sale and purchase, of any Fortive equity security within less than six months) is recoverable by Fortive.
•Section 16(c) prohibits short sales by Section 16 Insiders of equity securities of Fortive.
•Section 16(a) requires an insider, upon becoming a Section 16 Insider, to file with the SEC an initial report on Form 3 disclosing his or her beneficial ownership of all equity securities of Fortive. To keep this information current, Section 16(a) also requires Section 16 Insiders to report all subsequent transactions involving Fortive equity securities, including gifts of Fortive equity securities, on Form 4 before the end of the second business day following the day on which the subject transaction has been executed.2
•Any late or delinquent Section 16 filings are required to be reported in Fortive’s proxy statement in a separate captioned section, naming the name of the person who was delinquent. In addition, the SEC has been granted broad authority under the Securities Exchange Act to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws, and any failure to comply with the requirements of Section 16 may result in SEC enforcement action against the person who fails to comply.

5.2    Section 16 Notification and Certification Procedures. In addition to the preclearance requirements referenced in Section 4.2, each Section 16 Insider must notify the Administrative Officer by sending an email to [●] prior to executing any of the transactions set forth in Section 3.2 (and must also notify the Administrative Officer following completion of the transaction). In addition, as part of the D&O Questionnaires completed annually by each Section 16 Insider, all Section 16 Insiders are required to certify that they have complied with Section 16 and have made all required Section 16 filings.
2 Certain, limited transactions are eligible for reporting on a deferred, year-end basis on Form 5. In addition, certain employee benefit plan transactions involving discretionary transactions where the reporting person does not select the date of execution, are not required to be reported until the second business day following the date the reporting person is notified of the transaction, as long as such notice is delivered not later than the third business day after the trade date.

Fortive Corporation Insider Trading Policy

5.3    Applicability of Section 16 Following Termination. Under certain circumstances, transactions after a Section 16 Insider ceases to be a director or employee of Fortive may also be subject to and reportable under Section 16. Generally, if after ceasing to be a director or employee of Fortive, the Section 16 Insider engages in a non-exempt transaction involving Fortive equity securities which occurs within a period of less than six months of a non-exempt, opposite-way transaction, the transaction would be subject to Section 16 and would need to be reported. Please contact the Administrative Officer upon termination of Section 16 Insider status for further guidance on compliance with Section 16 requirements.

5.4    Form 144. Sales by “affiliates” (including directors, executive officers, and 10% or greater stockholders) are subject to Rule 144 requirements under the Securities Act of 1933, including volume limitations, holding periods, “manner of sale” conditions, and reporting with the SEC. The legal obligation to file these reports and comply with the related rules rests on the individual “affiliate.” Brokers or financial advisors generally will assist such persons in the preparation and filing of a Form 144 with the SEC.

6.    10b5-1 TRADING PLANS

6.1    Overview. Rule 10b5-1 effectively establishes an affirmative defense against insider trading liability pursuant to which sales can be made even if a person is aware of material non-public information at the time the sale occurs, as long as he or she can demonstrate that (1) the sale occurred pursuant to (i) a binding contract, specific instruction or written plan, that (ii) was adopted at a time when he or she was not aware of material non-public information and (iii) was entered into in good faith, (2) he or she has acted in good faith with respect to the plan, and (3) he or she has complied with the other requirements of Rule 10b5-1, including applicable cooling-off periods and certain other prohibitions and limitations. Trading plans that are established to rely on the Rule 10b5-1 affirmative defense are known as “10b5-1 trading plans” or simply as “trading plans” or “plans.”

6.2    Implementation Period. No trading plan may be implemented or materially amended3 by a Fortive Personnel:

•while the Fortive Personnel is aware of material, non-public information; or
•if the Fortive Personnel is a Blackout Personnel, during a period that is designated as a regular blackout period under Section 4.4 or, if the Fortive Personnel is subject to a special blackout period, during such special blackout period.

6.3    Structure. All trading plans must be in writing and structured so that the plan:

•specifies the amount, price and date of the transaction;
•includes a written formula, algorithm or computer program for determining the amount of securities to be sold and the price at which and the date on which the securities are to be sold; or
•precludes the associate from exercising any subsequent influence over how, when or whether to effect sales.
3 For purposes of this Policy, material amendments include amendments that modify or change the amount, price or timing of the purchase or sale of the securities (or modify or change a written formula or algorithm, or computer program that affects the amount, price or timing of the purchase or sale of the securities).

Fortive Corporation Insider Trading Policy

6.4    Section 16 Insider Representations. All trading plans adopted or modified by a Section 16 Insider must include in the plan a written representation certifying to the Company that he or she (i) is not aware of material non-public information about Fortive or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.

6.5    Review. All proposed trading plans, including any proposed amendments to a trading plan, must be submitted to the Administrative Officer (or, if submitted by the Administrative Officer, to the General Counsel) for review prior to implementation to ensure compliance with this Policy and, with respect to plans adopted by Section 16 Insiders, to allow Fortive to provide public disclosure regarding the trading plan, including a description of the plan’s material non-pricing terms, in accordance with applicable law and regulations.

6.6    Cooling-off Period. No transaction may be made under any trading plan:

•if you are a Section 16 Insider, until after the later of (i) 90 days following implementation of, or any material amendment to, the plan, or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but, in any event, the required cooling-off period is not to exceed 120 days following adoption of, or any material amendment to, the plan); or
•if you are not a Section 16 Insider, until after 60 days following implementation of, or any material amendment to, the plan.

In the case of a material amendment, the prior terms of the plan will continue to control during the cooling-off period.

If a trading plan is terminated prior to its expiration date, the Fortive Personnel may not implement, or commence trading under, a subsequent trading plan until after the effective cooling-off period following the termination of the earlier plan. For purposes of this Policy, the “effective cooling-off period” is the cooling-off period that would apply if the subsequent trading plan were adopted on the date that the earlier plan was terminated.

6.7    Suspension or Termination at Fortive’s Request. All trading plans must permit the Fortive Personnel establishing the plan to suspend transactions under the plan, or terminate the plan, at any time at the request of Fortive in order to comply with any applicable legal or contractual limitations. If a Fortive Personnel terminates a plan prior to its scheduled expiration date, such Fortive Personnel must provide the Administrative Officer (or, if the Fortive Personnel is the Administrative Officer, the General Counsel) with prior notice.

6.8    Prohibitions Against Multiple, Overlapping Plans for Open Market Trades. You may not have more than one active Rule 10b5-1 plan for open market purchases or sales of securities of the Company, unless the other plans relate solely to providing eligible sell-to-cover transactions (“sell-to-cover Rule 10b5-1 plans”). For purposes of this Policy, sell-to-cover Rule 10b5-1 plans are plans that authorize an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units, provided you do not otherwise exercise control over the timing of such sales.

Fortive Corporation Insider Trading Policy
You may, however, maintain two separate Rule 10b5-1 plans for open market purchases or sales of securities of the Company if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. The later-commencing plan would still be subject to the other requirements herein, including the applicable cooling-off period under Section 6.6.

6.9    Limitations on Single-Trade Arrangements. You may adopt only one “single-trade plan” during any 12-month period. For purposes of this Policy, a “single-trade plan” is a plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. Sell-to-cover Rule 10b5-1 plans are exempt from this limitation.

6.10    Disclosure Obligations. The reporting obligations of Section 16 Insiders under Rule 144 and Section 16 apply to sales made under trading plans in essentially the same way they apply to other sales. As a result, it is important to ensure that the brokers who administer trading plans for Section 16 Insiders immediately inform the Administrative Officer of any trades that occur under such plans and that you comply with Section 6.5 of this Policy. Additionally, the Company is required to disclose details of trading plans adopted or modified by Section 16 Insiders.

6.11     Other Rule 10b5-1 Plan Considerations. Fortive Personnel establishing trading plans are also encouraged to consider the following additional practices:

•If trading under the plan is structured to occur at a fixed date, consider scheduling the trades to occur outside regular blackout periods.
•Consider refraining from engaging in transactions involving Fortive securities outside the plan while the plan is in effect.
•Consider adopting a trading plan with a duration of not less than six months nor more than 18 months (plans with a shorter or longer duration may however be appropriate depending on the circumstances).
•Exercise caution in terminating a trading plan before its scheduled expiration date, since any such termination could call into question whether the plan was entered into in good faith and could result in a loss of the Rule 10b5-1 affirmative defense for trades previously made under the plan.

7.    REPORTING VIOLATIONS; PENALTIES FOR VIOLATION

7.1    Reporting Violations. Anyone who is subject to this Policy and who violates this Policy or any applicable laws referenced herein, or becomes aware of any violation of this Policy or of the applicable laws referenced herein, must report the violations immediately to the Administrative Officer.

7.2    Penalties for Violations. Violation of any provision of this Policy is grounds for disciplinary action by the Company, up to and including termination of employment. In addition, both the Company itself and individual Fortive Personnel may be subjected to both criminal and civil liability for violations of securities laws.

8.    GENERAL INFORMATION

8.1    Administrative Officer. The Company has designated its Associate General Counsel, Securities and Corporate Governance as its Insider Trading Compliance Officer (the

Fortive Corporation Insider Trading Policy
“Administrative Officer”). Please direct all inquiries regarding any provisions or procedures of this Policy or the requirements of applicable laws to the Administrative Officer at [●].

8.2    Assistance. The Company will provide reasonable assistance to all directors and executive officers, as requested, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with each director and executive officer, and each director and executive officer is responsible for ensuring his or her transactions do not give rise to “short swing profit” liability under Section 16.

8.3    Limitation on Liability. None of the Company, the General Counsel, the Administrative Officer or any of the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to Section 4.2 or for any other action related to this Policy. Notwithstanding any preclearance of a transaction pursuant to Section 4.2 or notice of a transaction pursuant to Section 5.2, none of the Company, the General Counsel, the Administrative Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in or adopting such transaction.

Fortive Corporation Insider Trading Policy
APPENDIX A

TRADING PRECLEARANCE PROCEDURES

1.    You must submit all preclearance requests to the Administrative Officer by email to daniel.kim@fortive.com. You should submit preclearance requests at least one business day before your intended trade date.

2.    Your preclearance request should (1) briefly describe the proposed transaction (e.g., an open market sale of shares, a cashless sell-all option exercise, etc.), and (2) indicate the number of options or shares that are the subject of the proposed transaction. Your preclearance request must also include the following language:

By submitting this request to preclear a transaction in or relating to securities of Fortive Corporation, I certify that (1) I have read and understand Fortive’s Insider Trading Policy, (2) I am not aware of any material non-public information relating to Fortive Corporation or any of its subsidiaries, and (3) this proposed transaction will be effected in full compliance with Fortive’s Insider Trading Policy and applicable law. I agree that if I (i) become aware of any material non-public information about Fortive Corporation or any of its subsidiaries, or (ii) become subject to a blackout period, in each case at any time after my proposed transaction is precleared and before it is fully executed, I will immediately stop the proposed transaction and contact Fortive’s Administrative Officer.

3.    In addition, any preclearance request by a Section 16 Insider must also indicate whether the insider has effected any non-exempt, “opposite-way” transactions within the past 6 months.